State of Delaware
Secretary of State
Division of Corporations
Delivered 12:32 PM 11/08/2005
FILED 12.32 PM 11/08/2005
SRV 050913510 - 4057687 FILE

CERTIFICATE OF INCORPORATION
OF
TELOMOLECULAR CORP.

FIRST. The name of this corporation shall be: TELOMOLECULAR CORP.

SECOND. Its registered office in the State of Delaware is to be located at 1201 Orange St, Suite 600, Wilmington, New Castle County, Delaware, 19801 and its registered agent at such address is Presidential Services Incorporated

THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be of anrced under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue, is: 1500 shares with no par value.

FIFTH The name and mailing address of the incorporator is as follows: Presidential Services Incorporated 23404 W Lyons Avc #223 Santa Clarita CA 91321

SIXTH. To the greatest extent allowable by law, the officers and directors shall not be held liable for acts of the corporation.

SEVENTH. The Board of Directors sled! have the power to adopt, amen4 or repeal the by-laws.

EIGHTH. The company is formed exclusively for the purpose of conducting research and development, performing discovery, paten acquisition, and commercialization of emerging biotechnologies.

IN WITNESS OUHEREOF, The undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this November 7, 2005 A.D.

Incorporator
Presidential Services Incorporated